As filed with the United States Securities and Exchange Commission on September 1, 2020

Registration No. 333-232513

Registration No. 333-212734

Registration No. 333-200793

Registration No. 333-190197

Registration No. 333-111056

Registration No. 333-111055

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-232513

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-212734

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-200793

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-190197

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-111056

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-111055

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WHITING PETROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-0098515
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 Lincoln Street, Suite 4700 Denver, Colorado	80203-4547
(Address of Principal Executive Offices)	(Zip Code)

Whiting Petroleum Corporation 2013 Equity Incentive Plan, as Amended and Restated

Whiting Petroleum Corporation 2003 Equity Incentive Plan

Whiting Oil and Gas Corporation Phantom Equity Plan

(Full title of the plan)

Bruce R. DeBoer

Chief Administrative Officer, General Counsel and Secretary

1700 Lincoln Street, Suite 4700

Denver, Colorado 80203-4547

(303) 837-1661

(Name, address and telephone number, including area

code, of agent for service)

Copy to: Benjamin F. Garmer, III John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5306 (414) 271-2400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) are being filed by Whiting Petroleum Corporation (“Whiting”) to deregister all securities unsold under the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Whiting with the Securities and Exchange Commission:

•	Registration Statement No. 333-232513, filed on July 2, 2019, registering 3,000,000 shares of common stock under the Whiting Petroleum Corporation 2013 Equity Incentive Plan, as Amended and Restated;

•	Registration Statement No. 333-212734, filed on July 28, 2016, registering 5,500,000 shares of common stock under the Whiting Petroleum Corporation 2013 Equity Incentive Plan, as Amended and Restated;

•

Registration Statement No. 333-200793, filed on December 8, 2014, registering 978,161 shares of common stock and 489,080.5 preferred share purchase rights under the Whiting Petroleum Corporation 2013 Equity Incentive Plan;

•

Registration Statement No. 333-190197, filed on July 26, 2013, registering 5,300,000 shares of common stock and 2,650,00 preferred share purchase rights under the Whiting Petroleum Corporation 2013 Equity Incentive Plan;

•	Registration Statement No. 333-111056, filed on December 10, 2003, registering 2,000,000 shares of common stock under the Whiting Petroleum Corporation 2003 Equity Incentive Plan; and

•	Registration Statement No. 333-111055, filed on December 10, 2003, registering 420,000 shares of common stock under the Whiting Oil and Gas Corporation Phantom Equity Plan.

As previously disclosed, on April 1, 2020, Whiting and certain of its subsidiaries (together with Whiting, the “Company”) commenced voluntary cases (the “Chapter 11 Cases”) under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas. The Company’s Chapter 11 Cases are jointly administered under the caption In re Whiting Petroleum Corporation, et al., Case No. 20-32021.

As a result of the Chapter 11 Cases, Whiting has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Whiting in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Whiting hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and Whiting hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Act”), the registrant has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, State of Colorado, on September 1, 2020. No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Act.

WHITING PETROLEUM CORPORATION

By:	/s/ Bruce R. DeBoer
Bruce R. DeBoer
Chief Administrative Officer, General Counsel and Secretary

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